OMNIBUS AMENDMENT, WAIVER AND CONSENT AGREEMENT


     OMNIBUS AMENDMENT, WAIVER AND CONSENT AGREEMENT (this "Agreement"), dated as of January 14, 2002, by and among eMAGIN CORPORATION, a Delaware corporation (the "Company"), each of the investors (the "Investors") party as "Investors" to the Note Purchase Agreement (defined below) and current holders of (i) the secured convertible promissory notes issued thereunder (such notes and the notes issued as described under this Agreement, the "Notes"), and (ii) the three year warrants issued thereunder (such warrants and any warrants issued as described under this Agreement, the "Warrants") and ALLIGATOR HOLDINGS, INC., a New York corporation ("AHI"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Note Purchase Agreement.

                              W I T N E S S E T H :

     WHEREAS, the Company and each of the Investors are parties to a Secured Note Purchase Agreement, dated as of November 27, 2001 (the "Note Purchase Agreement") and each Investor is the holder of the Notes and Warrants as issued thereunder;

     WHEREAS, in connection with the security granted under the Notes issued pursuant to the Note Purchase Agreement, the Company, each of the Investors, and Verus Support Services Inc., a Delaware corporation ("Verus"), entered a Security Agreement, dated as of November 20, 2001 (the "Security Agreement");

     WHEREAS, pursuant to an Event of Default under Section 8(k) of each of the Notes issued at the Initial Closing, such Notes have become immediately due and payable, automatically and without presentment, and (i) the Company has made payment therefor to certain holders of the Notes for all amounts due and payable under the Notes held by such holders, and (ii) certain other holders of the Notes have waived such Event of Default pursuant to a Waiver Agreement entered into by and among the Company and such holders, dated as of January 14, 2002;

     WHEREAS, the Company has requested and each of the Investors have agreed to the amendments and waivers provided herein on the terms and conditions provided herein;

     WHEREAS, in exchange for the respective agreements of the Investors to consent to the applicable waivers and amendments contained herein, the Company has agreed to reprice and reissue the Warrants currently held by such Investors and to issue new warrants upon the terms and conditions set out herein; and

     WHEREAS, pursuant to Section 8.10 of the Security Agreement the Investors as "Secured Creditors" under such agreement desire that Verus resign its appointment as Collateral Agent under the Security Agreement and AHI desires to be appointed as successor Collateral Agent under the Security Agreement and the Investors consent to such appointment;

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     NOW,  THEREFORE,  in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE ONE

                AMENDMENTS AND WAIVER TO NOTE PURCHASE AGREEMENT

     SECTION 1.1 Amendments to Note Purchase Agreement. By executing this Agreement, the Company and each of the Investors hereto hereby agrees and acknowledges that the Note Purchase Agreement shall be amended as follows:

          (a) Section 1(a)(i) of the Note Purchase Agreement is hereby amended by deleting "$1,500,000" from the first sentence thereof and inserting in the place of such deletion "$1,625,000";

          (b) Section 1(a)(ii) of the Note Purchase Agreement is hereby amended by deleting "652,176 shares" from the first sentence thereof and inserting in the place of such deletion "1,954,944 shares";

          (c) Section 1(d) of the Note Purchase Agreement is hereby amended by deleting "for the trading day immediately preceding" and inserting in the place of such deletion "for the ten (10) trading days immediately preceding";

          (d) Section 1(e) of the Note Purchase  Agreement is hereby  amended by
     (i) deleting "and subject to the last sentence of this Section 1(e)" from the first sentence thereto, (ii) deleting "(and provided that each such additional Note and Warrant, as the case may be, shall be issued on the same terms (other than recipient, date and amount) as the Notes and Warrants issued by the Company at the Initial Closing)" from the first sentence thereto, and (iii) deleting the last sentence of Section 1(e) in its entirety and inserting in the place of such deletion the following sentence: "For greater certainty and notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that any additional Warrants issued at an Additional Closing shall have an exercise price per share equal to 120% of the volume weighted average closing price of the Common Stock on the American Stock Exchange (or the over-the-counter market) for the ten (10) trading days immediately preceding January 8, 2002 (or such other date as the Board of Directors of the Company may in its discretion determine) as reported by the Wall Street Journal, New York City edition and any additional Notes issued hereunder shall have a Conversion Price (as such term is defined in Section 5 of the Notes) equal to 115.5% of the average of the volume weighted average closing price of the shares of the Common Stock of the Company as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the ten
     (10) trading days immediately preceding January 8, 2002 (or such other date as the Board of Directors of the Company may in its discretion determine).";

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          (e) Section 4(d) of the Note Purchase  Agreement is hereby  amended by deleting "the party against whom enforcement of any such amendment or waiver is sought" and inserting in place of such deletion "75% (in dollar terms of the principal amount) of the holders of Notes outstanding at the time of such waiver or amendment of this Agreement and which, for greater certainty, such amendment or waiver may include, without limitation, an
     amendment  or  waiver  to  any   provision   of  the  Security   Agreement,
     Registration Rights Agreement or any Note or Warrant issued hereunder"; and

          (f) the Note Purchase Agreement is hereby amended by inserting the following Section 7:

     "    7. Grant of Preemptive Rights.

          (a) Subject to Section 7(c), the Company hereby grants to any Investor who holds Notes or Warrants as of the time of determination (the "Current Holders") preemptive rights to purchase a portion of New Securities (as defined below) that the Company may from time to time propose to issue in a transaction or series of related transactions after the date hereof to any third persons (collectively, the "Third Party Purchaser(s)"). In the event (and on each occasion) that the Company shall decide to undertake an issuance of New Securities to Third Party Purchaser(s), the Company will give to the Current Holders written notice therof (a "Preemptive Notice") of the Company's decision, describing the type of New Securities, the Preemptive Price (as such term is hereinafter defined), and the general terms upon which the Company has decided to issue the New Securities (including, without limitation, the expected timing of such issuance which will in no event exceed 90 days from the date of the Preemptive Notice). The Current Holders shall have fourteen (14) calendar days from the date on which they receive the Preemptive Notice to agree to purchase some or all of their pro rata portion of such New Securities for the Preemptive Price and upon the general terms specified in the Preemptive Notice by giving written notice to the Company thereof and stating therein the quantity of New Securities to be purchased by such Current Holders. If, in connection with such a proposed issuance of New Securities, any Current Holder shall for any reason fail or refuse to give such written notice to the Company within such 14-day period, such Current Holder shall, for all purposes of this Section 7(a), be deemed to have refused (in that particular instance only) to purchase any of such New Securities and to have waived (in that particular instance only) all of its rights under this Section 7(a) to purchase any of such New Securities. The "Preemptive Price" shall be the equivalent of a per share price equal to the fair market value of the New
     Securities as determined in good faith by the Board of Directors of the Company, and shall in any case be no greater than the equivalent per share price proposed to be paid by the Third Party Purchaser of the New Securities in consideration for the issuance of such New Securities for the transaction(s) to which the Preemptive Notice relates. For purposes of this
     Section 7(a), "pro rata portion" shall mean for each Current Holder agreeing to purchase New Securities pursuant to a Preemptive Notice a fraction, the numerator of which is the number of shares of Common Stock held by such Current Holder as a result of the conversion of the Notes or the exercise of the Warrants (assuming for this purpose, the conversion of all Notes and the exercise all Warrants) and the denominator of which is the total number of shares of Common Stock outstanding (assuming the conversion, exchange or exercise of all securities which are, directly or

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     indirectly,  convertible  into or  exchangeable  or exercisable  for Common
     Stock, provided, that such assumption shall only include for the purposes of such determination only such securities that at the time of such determination are then "in-the-money" such that the exercise or strike price, if any, of all such convertible securities included in such determination shall be less than the closing price of the Common Stock on the American Stock Exchange (or over-the-counter market) on the date of such determination).

          (b) For purposes hereof, "New Securities" shall mean any common stock of the Company of any class or any preferred stock or other equity securities of the Company, whether authorized now or in the future, and any rights, options or warrants to purchase any such stock or securities, and securities (including without limitation, debt obligations) of any type whatsoever that are, or may become, convertible into or exchangeable for any such stock or securities; provided that "New Securities" shall not include (i) restricted shares of Common Stock or options granted pursuant to the Company's stock option plans, (ii) shares of Common Stock received upon the exercise of options granted pursuant to the Company's stock option plans, (iii) shares of Common Stock issued by the Company on or prior to January 14, 2002, (iv) shares of Common Stock issued upon the direct or indirect conversion or exercise of any securities (including, without limitation, any stock options of the Company) issued by the Company on or prior to January 14, 2002, (v) equity securities of the Company sold in a widely distributed sale of Common Stock in an underwritten public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission; and (vi) equity securities issued as consideration in any merger or other business combination transaction, including the acquisition of substantially all of the assets of any entity.

          (c) The preemptive rights granted under this Section 7 shall expire and shall be of no further force and effect upon the earlier of (i) the date on which no Investor a party hereto holds any Note or Warrants or any shares of Common Stock issued as a result of the conversion of the Notes or the exercise of the Warrants, or (ii) January 31, 2005. "

     SECTION 1.2 Waiver. Each Investor hereby waives (the "Subscription Waiver") any prior breach by the Company or by any other party to the Note Purchase Agreement of the requirements set forth in the last sentence of Section 1(e) of the Note Purchase Agreement requiring that any additional subscriptions for Notes or Warrants under the Note Purchase Agreement be restricted to issuances to shareholders of record of the Company on the date of the Initial Closing unless such issuance is approved by 75% (in dollar terms of the principal amount) of the holders of Notes as of the Initial Closing date. The Subscription Waiver shall be deemed to be a continuing waiver of any such breach.

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

                                   ARTICLE TWO

                               AMENDMENT OF NOTES

     SECTION 2.1 Amendment to Note Documents. By executing this Agreement, the Company and each of the Investors hereto hereby agrees, acknowledges and consents that each of the outstanding Notes issued under the Note Purchase Agreement to such Investors and the Form of Promissory Note attached to the Note Purchase Agreement as Exhibit A (collectively, each such document the "Note Documents") shall be amended (collectively, the "Note Amendment") as follows:

          (a) the second sentence of Section 5 of the Form of Promissory Note attached to the Note Purchase Agreement as Exhibit A is hereby amended by deleting "the Closing Date" from such sentence and inserting in the place of such deletion "the date of the issuance of this Note (or such other date as the Board of Directors of the Company may in its discretion determine)";

          (b) the second sentence of Section 5 of each of the outstanding Notes issued under the Note Purchase Agreement is hereby amended by deleting "the Closing Date" from such sentence and inserting in the place of such deletion "January 8, 2002";

          (c) the second sentence of Section 5 of each of the Note Documents is hereby amended by (i) deleting "105%" from such sentence and inserting "115.5%", and (ii) deleting "average of the closing prices" and inserting in the place of such deletion "average of the volume weighted average closing prices";

          (d) Section 8(k) of each of the Note Documents is hereby deleted in its entirety;

          (e) the first sentence of Section 8 of each of the Note Documents is hereby amended by deleting "paragraphs (d), (e), (f) and (k)" and inserting in the place of such deletion "paragraphs (d), (e) and (f)";

          (f) Section 8(i) of each of the Note Documents is hereby amended by inserting "or" after the semi-colon appearing in such section; and

          (g) Section 8(j) of each of the Note Documents is hereby amended by deleting "; or" from such section and inserting in place of such deletion ".".

     SECTION 2.2 Evidence of Note Amendment. Each Investor and the Company hereby agree that the Note Amendment shall be evidenced by new Note certificates to be issued by the Company in substitution for the Note certificates issued at the Initial Closing under the Note Purchase Agreement, such issuance of new Note certificates to follow substantially the applicable procedures set out in Article Four of this Agreement.

     SECTION 2.3 Additional Warrants.  In exchange for the amendments set out in

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

Section 2.1 hereof and the Subscription Waiver, the Company hereby agrees to issue to each of the Investors additional warrants (the "Amendment Warrants"), each such warrant to be substantially in the form of the Warrants issued in connection with the Initial Closing (the "Initial Warrants"), and provided that in any case the Exercise Price for each Amendment Warrant shall be $0.5469 (five four point six nine cents), to purchase up to the number of shares, subject to adjustment, of the Company's common stock, par value $.001 per share as set forth across from such Investor's name and address in Schedule A to this Agreement. Such Amendment Warrants shall be considered to be Initial Warrants for all purposes of the Note Purchase Agreement.

                                  ARTICLE Three

                              AMENDMENT TO WARRANTS

     SECTION 3.1 Issuance of New Warrants. In consideration of the agreement of the Investors to enter into this Agreement, the Company hereby agrees to amend (the "Warrant Amendment") the outstanding Initial Warrants held by such Investors issued in connection with the Note Purchase Agreement by reducing the Exercise Price (as defined in the Initial Warrants) specified therein to the amount of $0.5469 (five four point six nine cents).

     SECTION 3.2 Evidence of Amendment. Each Investor and the Company hereby agree that the Warrant Amendment shall be evidenced by new Warrant certificates to be issued by the Company in substitution for the Initial Warrant certificates issued at the Initial Closing under the Note Purchase Agreement, such issuance of new Warrant certificates to follow substantially the applicable procedures set out in Article Four of this Agreement.

                                  ARTICLE FOUR

                     EVIDENCE OF NOTE AND WARRANT AMENDMENTS

     SECTION 4.1 Evidence of Amendment of Certificates. Each Investor and the Company hereby agree that the issuance of new Note certificates and new Warrant certificates to evidence the amendments contemplated herein shall occur as follows:

          (a) At or subsequent to the Effective Date (as defined in Section 6.3), each Investor shall present or deliver to the Company or its legal counsel for cancellation the original Note certificates and the Initial Warrant certificates received by such Investor under the Note Purchase Agreement at the Initial Closing (collectively, the "Old Certificates"), such presentation or delivery to occur as soon as practicable after the Effective Date and in any case within seven (7) calendar days of the Effective Date.

          (b) Immediately upon receipt of the Old Certificates from an Investor pursuant to Section 4.1(a), the Company shall cancel such certificates (which shall be void and of no further force and effect) and issue in

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     substitution  therefor to such  Investor a new Note  certificate  and a new
     Warrant certificate, each such new certificate to be duly authorized for issuance and delivery by the Company and to contain all of the respective terms and provisions of the Old Certificates received from such Investor, but for the respective amendments set out herein which shall be included in such new certificates.

                                  ARTICLE FIVE

                         APPOINTMENT OF COLLATERAL AGENT

     SECTION 5.1 Request for Resignation of Verus as Collateral Agent. Pursuant to Section 8.10 of the Security Agreement, each of the Investors by executing this Agreement, hereby irrevocably requests in their respective capacities as "Secured Creditors" under the Security Agreement that Verus use its best efforts to formally resign as Collateral Agent (as defined in the Security Agreement) as soon as practicable after the date hereof, with such resignation to be effective in any case upon the earlier of (such earlier date, the "Resignation Date") (i) thirty days notice thereof to Verus, or (ii) the receipt by the Company of the written resignation of Verus as Collateral Agent.

     SECTION 5.2 Additional Request of Investors to Collateral Agent. Each of the Investors by executing this Agreement, hereby irrevocably requests in their respective capacities as "Secured Creditors" under the Security Agreement that Verus take no further affirmative actions under the Security Agreement prior to the Resignation Date.

     SECTION 5.3 Appointment of AHI as Collateral Agent. By executing this Agreement, each of the Investors hereto hereby agree in their respective capacities as "Secured Creditors" under the Security Agreement to the irrevocable appointment and designation of AHI as the successor Collateral Agent to Verus, and in furtherance thereof, each such Investor hereby authorizes AHI to take such action on its behalf under the provisions of the Security Agreement and the Notes and to exercise such powers and perform such duties as are expressly delegated to it by the terms of the Security Agreement or the Notes, together with such powers as are reasonably incidental thereto, such appointment to be effective as of the Resignation Date.

     SECTION 5.4 Acceptance of AHI of Appointment as Collateral Agent. By executing this Agreement, AHI hereby accepts its appointment and designation as successor Collateral Agent under the Security Agreement as of the Resignation Date and acknowledges and agrees that it shall succeed to all the rights, powers and duties of the retiring Collateral Agent and AHI, the Company and the Investors each hereby acknowledge and agree, by executing this Agreement, that
(i) the term "Collateral Agent" as used in the Security Agreement, the Note Purchase Agreement, and any Note shall be deemed to mean AHI as of the Resignation Date, and (ii) any reference to Verus in such documentation shall be deemed to mean AHI as of the Resignation Date. AHI hereby confirms that the notice address for AHI under Section 10.1(b) of the Security Agreement shall be:

     Alligator Holdings, Inc.

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

     444 Park Avenue South, 11th Floor
     New York, NY 10016
     Attn: Mr. Steven W. Gold, President

     SECTION 5.5 Payment of Initial Fees to AHI. The Company hereby agrees to provide to AHI as consideration for its agreement to act as successor Collateral Agent hereunder a fee of $10,000.00 to be paid to AHI by wire transfer to the bank account designated in writing to the Company by AHI or its agents, such payment to be due and payable by the Company as of the Resignation Date.

                                   ARTICLE SIX

                                  MISCELLANEOUS

     SECTION 6.1 Counterparts.This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including delivery by way of facsimile) shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Company.

     SECTION 6.2 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     SECTION 6.3 Effective Date. This Agreement shall become effective (the "Effective Date") as of the date first referenced above.

     SECTION 6.4 Effect of Amendment and Waiver. From and after the Effective Date, all references in the Note Purchase Agreement and the other documents referenced therein (including, without limitation, any Note or any Warrant held by the Investors party hereto) shall be deemed to be references to the Note Purchase Agreement as modified hereby. This Agreement is limited as specified and shall not constitute a modification, amendment, acceptance or waiver of any other provision of the Note Purchase Agreement or any other document referenced therein. For greater certainty, the parties hereby confirm that the addition of additional Investors to the Note Purchase Agreement as per Section 1(e) of such agreement as amended hereby and any requisite related amendments to Schedule A of such agreement may be effected by the Company without the consent of the Investors.

     SECTION 6.5 Entire Agreement. This Agreement and the Note Purchase Agreement and the documents referred to therein contain the entire understanding, whether oral or written, of the parties with respect to the matters covered hereby. Any amendment or change in this Agreement shall not be valid unless made in writing and signed by all of the parties hereto.

     SECTION 6.6 Publicity. The Company and the Investors hereby agree that the Company may issue a press release within five (5) business days of the Effective

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Date  describing  this  Agreement  and  the  transactions  contemplated  hereby.
Thereafter, any party may make a public statement or announcement or provide quotations in respect of a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, however, that prior to issuing or providing any such press release, making any such public statement or announcement or providing such quotation, such party must obtain the prior consent of each other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 6.7 Severability. The provisions of this Agreement are severable and, in the event that any court shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.

     SECTION 6.8 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (i) upon hand delivery, overnight mail or courier service at the address or number designated on the signature pages hereof (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as set forth on the signature pages hereof. Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other parties hereto in accordance herewith.

     SECTION 6.9 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

   SECTION 6.10 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

     SECTION 6.11 No Third Party Beneficiaries; Assignment. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Each Investor may assign any of its

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rights  under this  Agreement.  The  Company may not assign any of its rights or obligations under this Agreement without the written consent of each Investor.

     SECTION 6.12 Fees and Expenses. Each party shall pay all of its own fees and expenses related to the transactions contemplated by this Agreement.

     SECTION 6.13 Survival. The representations, covenants and agreements made herein shall survive the Effective Date.

     SECTION 6.14 Further Assurances. From and after the date of this Agreement, upon the request of the Investors on the one hand, or the Company on the other hand, each of the Company and the Investors shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                                    * * * * *

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

     IN WITNESSES WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                  EMAGIN CORPORATION

                                  By
                                    --------------------------------------------
                                    Name:
                                    Title:

                                  INVESTORS:

                                  RAINBOW GATE CORPORATION

                                  By
                                    --------------------------------------------
                                    Name:
                                    Title:

                                  MORTIMER D.A. SACKLER

                                  ----------------------------------------------
                                  Mortimer D. A. Sackler


                                  JACK RIVKIN

                                  ----------------------------------------------
                                  Mr. Jack Rivkin

                                  SUCCESSOR COLLATERAL AGENT:

                                  ALLIGATOR HOLDINGS INC.

                                  By
                                    --------------------------------------------
                                    Name:
                                    Title:


                                           Schedule A - WAIVER WARRANTS


                                 Principal Amount of      Warrant Amount        Amendment           Total Warrant
Name and Address of Investor     Notes Currently Held     Currently Held     Warrant Amount            Amount
- -----------------------------------------------------------------------------------------------------------------
Rainbow Gate Corporation                $300,000              123,288            218,657               341,945

Mr. Mortimer D.A. Sackler               $500,000              205,480            364,428               569,908

Mr. Jack Rivkin                         $125,000               51,370             91,107               142,477
